Exhibit (a)(1)(G)
DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

You are receiving this form "Declaration of Status For Israeli Income Tax Purposes" as a holder of ordinary shares, NIS 1.0 par value per share (the "Shares") of Metalink Ltd. ("Metalink"), in connection with the acquisition of Shares by Metalink pursuant to the terms and conditions of that certain Offer to Purchase dated December 29, 2016 (the "Tender Offer" or the "Transaction").

By completing this form in a manner that would substantiate your eligibility for an exemption from Israeli withholding tax, you will allow Metalink, its Israeli withholding tax agent, American Stock Transfer & Trust Company (the "Depositary"), D.F. King & Co., Inc. (the "Information Agent"), your broker or any other withholding agent, or their authorized representatives, to exempt you from Israeli withholding tax.

PART I	Identification and details of Shareholder (including Eligible Israeli Brokers) (see instructions)
1. Name:	2. Type of Shareholder (more than one box may be applicable):
(please print full name)	☐ Corporation (or Limited Liability Company) ☐ Individual ☐ Trust ☐ Partnership ☐ Other: _________________	☐ Bank ☐ Broker ☐ Financial Institution
3. For individuals only:	4. For all other Shareholders:
Date of birth: ______/_____/______ month / day / year	Country of incorporation or organization:
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
6. Mailing Address (if different from above):	7. Contact Details: Name:______________ Capacity:_______________ Telephone Number (country code, area code and number): _______________________________________________
8. I hold the Shares of  Metalink (mark X in the appropriate place):
☐ directly, as a Registered Holder
☐ through a Broker.  If you marked this box, please state the name of your Broker:  _________________

9. I hold less than 5% of the outstanding Shares: Yes ☐ No ☐
PART II	Declaration by Non-Israeli Residents (see instructions) " Eligible Israeli Brokers should not complete this Part II
A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following boxes)
A.1 ☐    I am NOT, and at the date of purchase of my Shares was not, a "resident of Israel" for tax purposes, as defined under Israeli law and provided in Part II of the Instructions hereto, which means, among other things, that:
• The State of Israel is not my permanent place of residence,
• The State of Israel is neither my place of residence nor that of my family,
• My ordinary or permanent place of activity is NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,
• I do NOT engage in an occupation in the State of Israel,
• I do NOT own a business or part of a business in the State of Israel,
• I am NOT insured by the Israeli National Insurance Institution,
• I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year,
• I was NOT present (nor am I planning to be present) in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total;
A.2 ☐   I acquired the Shares on or after the initial public offering of Metalink.

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following boxes)
B.1 ☐The corporation is NOT, and at the date of purchase of its Shares was not, a "resident of Israel" for tax purposes, as defined under Israeli law and provided in Part II of the Instructions hereto, which means, among other things, that:
• The corporation is NOT registered with the Registrar of Companies in Israel,
• The corporation is NOT registered with the Registrar of "Amutot" (non-profit organizations) in Israel,
• The control of the corporation is NOT located in Israel,
• The management of the corporation is NOT located in Israel,
• The corporation does NOT have a permanent establishment in Israel, and
• No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any "means of control" in the corporation as specified below:
o The right to participate in profits;
o The right to appoint a director;
o The right to vote;
o The right to share in the assets of the corporation at the time of its liquidation; and
o The right to direct the manner of exercising one of the rights specified above;
B.2 ☐ The corporation acquired the Shares on or after the initial public offering of Metalink.

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following boxes)
C.1 ☐    The partnership is NOT, and at the date of purchase of its Shares was not, a "resident of Israel" for tax purposes, as defined under Israeli law and provided in Part II of the Instructions hereto, which means, among other things, that:
• The partnership is NOT registered with the Registrar of Partnerships in Israel,
• The control of the partnership is NOT located in Israel,
• The management of the partnership is NOT located in Israel,
• The partnership does NOT have a permanent establishment in Israel,
• NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or  more of any of the rights in the partnership, and
• NO partner in the partnership is an Israeli resident;
C.2 ☐    The partnership acquired the Shares on or after the initial public offering of Metalink.

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following boxes)
D.1 ☐   The trust is NOT, and at the date of purchase of its Shares was not, a "resident of Israel" for tax purposes, as defined under Israeli law and provided in Part II of the Instructions hereto, which means, among other things, that:
• The trust is NOT registered in Israel,
• The settlor of the trust is NOT an Israeli resident,
• The beneficiaries of the trust are NOT Israeli residents, and
• The trustee of the trust is NOT an Israeli resident;

D.2 ☐   The trust acquired the Shares on or after the initial public offering of Metalink.

PART III	Declaration by Israeli Bank, Broker or Financial Institution (see instructions) " Non-Israeli Residents should not complete this Part III
I hereby declare that: (if correct, mark X in the following box)
☐        I am a bank, broker or financial institution that is a "resident of Israel" within the meaning of that term in Section 1 of the Ordinance (See Instruction II), I am holding the Shares solely on behalf of beneficial shareholder(s) and I am subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by me to such beneficial shareholder(s) with respect to Shares in connection with the Transaction.

PART IV	Certification. By signing this form, I also declare that:
• I understood this form and completed it correctly and pursuant to the instructions.
• I provided accurate, full and complete details in this form.
• I am aware that providing false details constitutes criminal offense.
• I am aware that this form may be provided to the Israeli Tax Authority, in case the Israeli Tax Authority so requests, for purposes of audit or otherwise.

SIGN HERE "
Signature of Shareholder (or individual authorized to sign on your behalf)	Date	Capacity in which acting

INSTRUCTIONS

 Forming Part of the Declaration of Status for Israeli Income Tax Purposes

I. General Instructions.  This Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or this Form, should be completed by holders of Shares who wish to tender their Shares pursuant to the Offer, and who are either:

(i)   Non-Israeli Residents:  (1) hold less than 5% of the outstanding Shares of Metalink, (2) NOT "residents of Israel" for purposes of the Ordinance (See Instruction II below), and (3) DID acquire the Shares tendered on or after Metalink' initial public offering on Nasdaq on May 28, 1999; or

(ii)   A Bank, Broker or Financial Institution Resident in Israel:  a bank, broker or financial institution that are "residents of Israel" within the meaning of that term in Section 1 of the Ordinance, that (1) is holding Shares solely on behalf of beneficial shareholder(s) (so-called "street name" holders), and (2) is subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by them to such beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by Metalink pursuant to the Offer (an "Eligible Israeli Broker"). NOTE: AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THIS FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

Part I (Identification and details of Shareholder, including Eligible Israeli Broker).  You should complete Item 1, 2 and 5 through 8 and either (i) Item 3, if you are an individual, or (ii) Item 4, if you are a corporation (or limited liability company), trust, partnership, bank, broker, financial institution or other entity. If you hold less than 5% of the outstanding Shares of Metalink, you should complete Item 9.

Part II (Declaration by Non-Israeli Residents).  If you are NOT an Israeli resident, and acquired the Shares tendered on or after Metalink' initial public offering on Nasdaq in May 1999, you should complete either Section A (for Individuals), Section B (for Corporations), Section C (for Partnerships) or Section D (for Trusts). If you do not mark a box you will be deemed to answer that the corresponding item is not correct with respect to you.

Part III (Declaration by Israeli Bank, Broker or Financial Institution).  If you are an Eligible Israeli Broker, you should mark the box in this Part.

Part IV (Certification) and Signature Block.  By signing this Form, you also make the statements in Part IV.

Inadequate Space.  If the space provided on this Form is inadequate, you should insert such details on a separate signed schedule and attached to this Form.

Determination of Validity.  All questions as to the validity, form or eligibility (including time of receipt) of this Form will be, subject to applicable law, determined by Metalink, in its sole discretion. None of Metalink, the U.S. Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any Form or incur any liability for failure to give any such notification. For more details, see Section 5 of the Offer to Purchase.

Questions and Requests for Assistance or Additional Copies.  Questions and requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth on the back cover of the offer to purchase. Additional copies of this Form may be obtained from the Information Agent.

The method of delivery of this Form is at your option and risk, and the delivery will be deemed made only when actually received by your Broker or the Depositary. If delivery is by mail, registered mail with return receipt requested, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent Forms will be accepted.

   II. Definition of Resident of Israel for Israeli Tax Purposes

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a "resident of Israel" or a "resident" as follows:

"(A) with respect to an individual — a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual's family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual's immediate family;

(c) place of the individual's regular or permanent occupation or the place of his permanent employment;

(d) place of the individual's active and substantial economic interests;

(e) place of the individual's activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual's presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, "day" includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4) …;

(B) with respect to a body of persons — a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the "control and management" of its business is exercised in Israel, excluding a body of persons the control and management of whose business is exercised in Israel by an individual that has become a resident of Israel for the first time or that has become a Veteran Returning Resident, as provided in Section 14(A), and ten years have not yet lapsed from the date on which he became an Israeli resident as aforesaid, or by anyone on his behalf, provided that such body or persons would not be a resident of Israel even if the control and management of its business had not been executed by such individual or anyone on his behalf, unless requested otherwise by the body of persons."

The above is an unofficial English translation of the Ordinance in the Hebrew language, and is provided for convenience purposes only. Please consult your own tax advisors to determine the applicability of these definitions to you.